Exhibit 1







FOR IMMEDIATE RELEASE                   Contacts:  Bert Byerley
- ---------------------                              214/879-5588
                                                   Gary White
                                                   214/879-5540


                     LOMAS FINANCIAL CORPORATION
              NAMES ERIC BOOTH CHIEF EXECUTIVE OFFICER


       DALLAS--December 13, 1994--Lomas Financial Corporation
(NYSE: LFC) today announced the appointment of Eric D. Booth as its President and Chief Executive Officer. Mr. Booth also was elected to the Company's Board of Directors.
       Mr. Booth most recently served as the Chief Executive Officer of Independence One Mortgage, the mortgage banking subsidiary of Michigan National Corporation ("MNC"), and before that as the Chief Financial Officer of MNC, where he was responsible for the acquisition and divestiture program, including the recent sale of Independence One Mortgage to Norwest Mortgage, Inc. Prior to joining MNC, Mr. Booth served as Chief Control Officer of Lomas Mortgage USA from 1984 to 1986.
       Mark M. Feldman, Chairman of Lomas' Executive Committee and a member of its Search Committee, said that he was pleased at the choice of Mr. Booth and added: "Eric is a talented and highly motivated executive whose abilities to control costs and manage transactions are well-documented. I've known him since the late-1970s when he was the
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                                                           Exhibit 1
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LOMAS FINANCIAL CORPORATION           -2-            December 13, 1994

Chief Financial Officer of Advance Mortgage Company, a highly successful leveraged buyout of Oppenheimer & Co., Inc. He is ideally suited to lead Lomas."
       Mr. Booth succeeds Jess Hay who in August 1994 announced his intention to retire at the end of calendar 1994 after a 30-year tenure as Lomas' Chief Executive Officer. Mr. Hay said, "We are delighted with the selection of Eric Booth. He is an outstanding mortgage banker and is widely respected throughout our industry. He is well and favorably known to Lomas and will be a tremendous asset to the Company as it moves into the future."
       The Company also announced the appointment of Robert Denton as Executive Vice President. Mr. Denton has worked with Mr. Booth in various capacities since the late-1970s.

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